EXHIBIT 99.1

Rigel Announces Fourth Quarter and Year End 2007 Financial Results

SOUTH SAN FRANCISCO, Calif.—February 12, 2008—Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the fourth quarter and year ended December 31, 2007.

For the fourth quarter of 2007, Rigel reported a net loss of $19.0 million, or $0.61 per share, compared to a net loss of $15.5 million, or $0.62 per share, in the fourth quarter of 2006.  Weighted average shares outstanding for the fourth quarter of 2007 and 2006 were 31.1 million and 25.1 million, respectively.

Rigel reported revenue from collaborations of $8.0 million in the fourth quarter of 2007, compared to $3.1 million reported in the fourth quarter of 2006.  Revenue in the fourth quarter of 2007 included a $3.0 million milestone payment from Merck Serono for licensing rights in Japan for Rigel’s cancer drug candidate, R763, and a $5.0 million milestone payment from Pfizer for the initiation of its Phase 1 clinical trial for R343, a syk kinase inhibitor for the treatment of allergic asthma.

Total operating expenses were $28.3 million in the fourth quarter of 2007, compared to operating expenses of $20.0 million during the same period in 2006. The increase was due to increases in research and development expenditures made in support of Rigel’s ongoing clinical programs, including the Phase 2 clinical trial for R788 in rheumatoid arthritis, which was completed in the fourth quarter of 2007, and personnel costs associated with Rigel’s 2007 cash incentive plan.  Non-cash stock-based compensation represented $2.6 million of total operating expenses in the fourth quarter of 2007, compared to $2.4 million in the fourth quarter of 2006.

For the year ended December 31, 2007, Rigel had revenue of $12.6 million and a net loss of $74.3 million, or $2.57 per share.  This compares to revenues of $33.5 million and a net loss of $37.6 million, or $1.51 per share for the same period in 2006.  The decrease in revenue is due to various milestone and upfront payments from Merck, Merck Serono and Pfizer recognized in 2006.

As of December 31, 2007, Rigel had cash, cash equivalents and available for sale securities of $108.3 million, compared with $112.5 million at September 30, 2007 and $104.5 million at December 31, 2006.  During the first quarter of 2008, we completed a public offering in which we sold 5,000,000 shares of our common stock at a price of $27.00 per share. We received net proceeds of approximately $127.5 million after deducting underwriting discounts and commissions and offering expenses.

“The recent announcement of the results from our Phase 2 clinical trial in rheumatoid arthritis with our lead drug candidate, R788, has focused investors’ interest in Rigel’s R&D programs,”

said James M. Gower, Rigel’s Chairman and Chief Executive Officer.  “As a result of our recent financing, we are positioned to move R788 into advanced clinical studies while continuing development of new therapeutic opportunities in our pipeline.”

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases and cancer, as well as viral and metabolic diseases. Our goal is to file one new investigational new drug application in a significant indication each year. Rigel has achieved this goal every year since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in seven strategic collaborations with large pharmaceutical partners to develop and market our product candidates. Rigel has product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia and asthma, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to the timing of results of Rigel’s clinical development of product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “indicates,” “promising,” “expects,” “anticipates” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2007. Rigel does not undertake any obligation to update forward-looking statements.

# # #

Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Contract revenues from collaborations	$8,000	$3,128	$12,600	$33,473

Operating expenses:
Research and development (see Note A)	21,960	15,002	70,364	56,968
General and administrative (see Note A)	6,297	5,020	21,763	19,552
Total operating expenses	28,257	20,022	92,127	76,520
Loss from operations	(20,257)	(16,894)	(79,527)	(43,047)
Interest income, net	1,255	1,438	5,255	5,410
Net loss	$(19,002)	$(15,456)	$(74,272)	$(37,637)
Net loss per common share, basic and diluted	$(0.61)	$(0.62)	$(2.57)	$(1.51)
Weighted average shares used in computing net loss per common share, basic and diluted	31,084	25,093	28,936	24,936

Note A

Stock-based compensation expense included in:
Research and development	$1,307	$1,317	$5,519	$6,515
General and adminstrative	1,259	1,125	6,168	6,064
	$2,566	$2,442	$11,687	$12,579

SUMMARY BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2007	2006(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$108,296	$104,471
Total assets	115,789	113,240
Stockholder's equity	82,182	87,229

(1) Derived from audited financial statements